Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Brian Anderson, VP, Strategy & Investor Relations	Keith Negrin, VP, Communications
651-447-4197	612-669-1459
brian.anderson@deluxe.com	keith.negrin@deluxe.com

Morgan “Mac” Schuessler Elected to Deluxe Board of Directors

MINNEAPOLIS – (BUSINESS WIRE) – February 21, 2025 — Deluxe (NYSE: DLX), a trusted Payments and Data company, has announced the election of Morgan M. “Mac” Schuessler to its Board of Directors.

Mr. Schuessler brings more than three decades of experience in the payments and financial technology industries to Deluxe, including his current position as Chief Executive Officer, President, and director of Evertec Group, a position he has held since 2015. He previously served as the President, International, at Global Payments between 2005 and 2014, and served in multiple leadership positions with American Express Corporate Services.

“Mac has a wealth of knowledge and experience in the payments space,” said Cheryl Mayberry McKissack, Chair of the Deluxe Board of Directors. “I am very pleased that we are able to add him to our board and continue our focus on finding board members who can help us realize our vision as a trusted Payments and Data company.”

“Our ability to attract senior payment executives to the Deluxe board is a testament to our company,” said Barry McCarthy, President and CEO of Deluxe. “Along with our other recent board additions, Mac’s experience and industry depth will support our accelerating payments business growth.”

“I’m honored to join the board of a technology company with such an impressive history and exciting future as a Payments and Data company,” said Schuessler. “I look forward to contributing to the future strategy of Deluxe with Barry and my new colleagues.”

Schuessler serves on the boards of Endeavor Puerto Rico, Smithsonian National Board, and Wharton Executive Education. He holds a bachelor's degree from New York University and MBA from Emory University Goizueta Business School, where he served on the Dean's Advisory Board for 13 years. He also completed the General Management Program at the Wharton School.

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About Deluxe Corporation
Deluxe, a trusted Payments and Data company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.